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                                                                    EXHIBIT 99.1


PRESS RELEASE                                   FOR IMMEDIATE RELEASE
                                                Contact:
                                                  Robert W. White,
                                                  CHAIRMAN, PRESIDENT AND CEO
                                                    or
                                                  Jack Sandoski,
                                                  SENIOR VICE PRESIDENT AND CFO
                                                  (215) 886-8280


ABINGTON COMMUNITY BANCORP, INC. ANNOUNCES 20% INCREASE IN QUARTERLY DIVIDEND

Jenkintown, PA (May 26, 2006) - Abington Community Bancorp, Inc. (the "Company") (Nasdaq: ABBC), announced today that its Board of Directors at their meeting on May 24, 2006, declared a quarterly cash dividend of $0.06 per share on the common stock of the Company payable on June 21, 2006 to the shareholders of record at the close of business on June 7, 2006. The $0.06 dividend represents a 20% increase from the previous quarter's dividend of $0.05 per share.

Mr. Robert W. White, Chairman, President and CEO of the Company, stated, "We are pleased to share Abington Community Bancorp's success with our stockholders through this increased dividend. This increase is a reflection of our continued confidence in our future and our ongoing commitment to provide enhanced returns and long-term value to our stockholders."

Abington Community Bancorp, Inc. is the "mid-tier" holding company for Abington Bank. Abington Bank is a Pennsylvania-chartered, FDIC-insured savings bank which was originally organized in 1867. Abington Bank conducts business from its headquarters and main office in Jenkintown, Pennsylvania as well as seven additional full service branch offices and four limited service banking offices located in Montgomery and Bucks Counties, Pennsylvania. As of March 31, 2006, Abington Community Bancorp had $855.4 million in total assets, $513.0 million in deposits and $115.4 million in stockholders' equity.

STATEMENTS CONTAINED IN THIS NEWS RELEASE WHICH ARE NOT HISTORICAL FACTS MAY BE FORWARD-LOOKING STATEMENTS AS THAT TERM IS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CURRENTLY ANTICIPATED DUE TO A NUMBER OF FACTORS. FACTORS WHICH COULD RESULT IN MATERIAL VARIATIONS INCLUDE, BUT ARE NOT LIMITED TO, CHANGES IN INTEREST RATES WHICH COULD AFFECT NET INTEREST MARGINS AND NET INTEREST INCOME, COMPETITIVE FACTORS WHICH COULD AFFECT NET INTEREST INCOME AND NON-INTEREST INCOME, CHANGES IN DEMAND FOR LOANS, DEPOSITS AND OTHER FINANCIAL SERVICES IN THE COMPANY'S MARKET AREA; CHANGES IN ASSET QUALITY, GENERAL

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ECONOMIC CONDITIONS AS WELL AS OTHER FACTORS DISCUSSED IN DOCUMENTS FILED BY THE
COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION FROM TIME TO TIME. INVESTORS ARE ENCOURAGED TO ACCESS THE COMPANY'S PERIODIC REPORTS FILED WITH THE
SECURITIES AND EXCHANGE COMMISSION FOR FINANCIAL AND BUSINESS INFORMATION REGARDING THE COMPANY AT WWW.ABINGTONBANK.COM UNDER THE INVESTOR RELATIONS MENU. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES THAT OCCUR AFTER THE DATE ON WHICH SUCH STATEMENTS WERE MADE.